Exhibit 107.1

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rules	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	2019 Stock Incentive Plan Common Stock, par value $0.01 per share	Rule 457(c) and (h)	4,500,000	(1)	$21.81	(2)	$98,145,000	(2)	0.0000927	$9,098.04
Total Offering Amounts										$9,098.04
Total Fees Previously Paid										-
Total Fee Offsets (3)										-
Net Fee Due										$9,098.04

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $21.81 per share, which is the average of the high and low prices of Common Stock, as reported on the NASDAQ Global Select Market on May 16, 2022.

(3) The Registrant does not have any fee offsets.